Warburg, Pincus Investors, L.P.
Indus International, Inc. (IINT)
August 26, 2004


                                  Exhibit 99.1
                                  ------------
                               Continuation Sheet

1.   Name:     Warburg Pincus & Co. (General Partner of WPI)
     Address:  466 Lexington Avenue
               New York, New York  10017

2.   Name:     Warburg Pincus LLC (Manager of WPI)
     Address:  466 Lexington Avenue
               New York, New York  10017

3.   Name:     Warburg, Pincus Investors Liquidating Trust (see below)
     Address:  c/o Warburg Pincus & Co.
               466 Lexington Avenue
               New York, New York  10017

Designated Filer:                   Warburg, Pincus Investors, L.P.
Issuer & Ticker Symbol:             Indus International, Inc.  (IINT)
Date of Event Requiring Statement:  August 24, 2004

Note (1): On September 30, 2003, Warburg, Pincus Investors, L.P. ("WPI") transferred certain securities held by WPI, including all of its shares of Common Stock of Indus International, Inc. (the "Company"), to Warburg, Pincus Investors Liquidating Trust ("WPLT"). One of the purposes for which WPLT was formed on September 30, 2003 was to liquidate all of the assets transferred to WPLT by WPI and collect and distribute such assets or the proceeds from the liquidation thereof to the partners of WPI, who are the beneficiaries of WPLT. On August 24, 2004, pursuant to a Securities Purchase Agreement, dated as of August 19, 2004, by and among WPI, WPLT, the purchasers named therein (the "Purchasers") and the Company, WPLT sold to the Purchasers 14,587,544 shares (the "Shares") of the Company's Common Stock at a price per share of $1.25.

          The trustees of WPLT are Charles R. Kaye, Joseph P. Landy, Scott A. Arenare and Timothy J. Curt. Charles R. Kaye and Joseph P. Landy are each a Managing General Partner of WP and a Managing Member and Co-President of WP LLC. Scott A. Arenare and Timothy J. Curt are each a Partner of WP and a Member and Managing Director of WP LLC. Warburg Pincus LLC, a New York limited liability company ("WP LLC"), manages WPI. Warburg Pincus & Co., a New York general partnership ("WP") is the sole general partner of WPI. The members of WP LLC are substantially the same as the partners of WP. By reason of the provisions of Rule 16a-1 of the Securities Exchange Act of 1934, as amended, WPI, WPLT, WP and WP LLC may be deemed to be the beneficial owners of the Shares.

Warburg, Pincus Investors, L.P.
Indus International, Inc.  (IINT)
August 26, 2004


                    WARBURG PINCUS & CO.

                    By: /s/ Scott A. Arenare                8/26/04
                        ------------------------------      -------
                        Name:  Scott A. Arenare               Date
                        Title: Partner


                    WARBURG PINCUS LLC

                    By: /s/ Scott A. Arenare                8/26/04
                        ------------------------------      -------
                        Name:  Scott A. Arenare               Date
                        Title: Managing Director


                    WARBURG, PINCUS INVESTORS LIQUIDATING TRUST

                    By: /s/ Scott A. Arenare                8/26/04
                        ------------------------------      -------
                        Name:  Scott A. Arenare               Date
                        Title: Trustee